EXHIBIT 2.2

                                 PROMISSORY NOTE

$12,000                                                             May 31, 2003

     FOR VALUE RECEIVED, the undersigned, SABLE COMPUTER, INC., a California corporation (the "Company") promises to pay to Pacific Magtron International Corp., a Nevada corporation (together with its successors and assigns, the "Payee"), in the manner and at the place hereinafter provided, the principal amount of Twelve Thousand Dollars ($12,000) in partial payment for the assets being acquired by the Company from the Payee pursuant to that certain Asset Purchase Agreement of even date herewith. The principal amount of this Note (the "Principal Amount") shall be payable in four monthly installments of Three Thousand Dollars ($3,000) on June 30, July 31, August 31 and September 30, 2003 (each a "Payment Date"). This Promissory Note shall bear no interest unless and until an Event of Default.

                                    ARTICLE 1

                               TERMS OF REPAYMENT

     1.1 PAYMENT. Any payment under this Note shall first be credited against costs and expenses provided for hereunder, second to the payment of accrued and unpaid interest, and the remainder shall be credited against principal. All principal due hereunder shall be payable in legal tender of the United States of America, and in same day funds delivered to Payee at the address indicated below, or at such other place as Payee or any holder hereof shall designate in writing for such purpose from time to time. If a payment hereunder otherwise would become due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next succeeding business day, and interest shall be payable thereon during such extension.

     1.2 PRE-PAYMENTS. The Company may prepay this Note in whole or in part at any time without penalty.

     1.3 EXEMPTION FROM RESTRICTIONS. It is the intent of the Company and Payee in the execution of this Note that the indebtedness hereunder be exempt from the restrictions of the usury laws of any applicable jurisdiction. The Company and Payee agree that none of the terms and provisions contained herein shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of any applicable jurisdiction. In such event, if any holder of this Note shall collect monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the laws of any applicable jurisdiction, all such sums deemed to constitute interest in excess of such maximum rate shall, at the option of such holder, be credited to the payment of the principal amount due hereunder or returned to the Company.

     1.4 SECURITY. This is an unsecured Note.
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                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

     The Company hereby represents and warrants to Payee, as of the date hereof, as follows:

     2.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized and existing in good standing under the laws of the State of California. The Company has full corporate power and authority to carry on its business as now conducted and to own, lease and operate the properties and assets now owned, leased and operated by it. The Company is duly qualified to transact business in all states and jurisdictions in which the business or ownership of its property makes it necessary so to qualify (other than jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter).

     2.2 AUTHORIZATION. The execution, delivery and performance of this Note by the Company:

          2.2.1 has been duly authorized by its members; and

          2.2.2 will not result in the violation or breach of any term or provision of charter instruments applicable to the Company or constitute a material default under any indenture, mortgage, deed of trust or other contract or agreement to which the Company is a party or by which the Company is bound.

     2.3 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Note and the consummation of the transactions contemplated hereby, except those which have been obtained or made.

                                    ARTICLE 3

                                    COVENANTS

     So long as any amount under this Note shall remain unpaid, the Company will, unless Payee otherwise consents in writing:

     3.1 ACCOUNTING RECORDS. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with generally accepted accounting principles ("GAAP");

     3.2 NOTICES. Promptly give written notice to Payee in reasonable detail of the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default.

                                    ARTICLE 4

                                     DEFAULT

     4.1 EVENTS OF DEFAULT. Any of the following events shall constitute an "Event of Default" hereunder:

          4.1.1 Failure by the Company to pay the principal or interest of this Note when due and payable on the Payment Dates;

          4.1.2 Failure of the Company to perform any of the covenants, conditions, provisions or agreements contained herein, which failure continues for a period of fifteen days (15) days after written notice of default has been given to the Payee by the Company; or

          4.1.3 The entry of an order for relief under Federal Bankruptcy Code as to the Company or entry of any order appointing a receiver or trustee for the Company or approving a petition in reorganization or other similar relief under bankruptcy or similar laws in the United States of America or any other competent jurisdiction, and if such order, if involuntary, is not satisfied or withdrawn within sixty (60) days after entry thereof; or the filing of a petition by the Company seeking any of the foregoing, or consenting thereto; or the filing of a petition to take advantage of any debtor's act; or making a general assignment for the benefit of creditors; or admitting in writing inability to pay debts as they mature.

     4.2 ACCELERATION. Upon any Event of Default (in addition to any other rights or remedies provided for under this Note), at the option of the Payee or any holder hereof, all sums evidenced hereby, including all principal, accrued but unpaid interest, fees and all other amounts due hereunder, shall become immediately due and payable. If an Event of Default in the payment of principal or interest should occur and be continuing with respect to this Note, the Payee or any holder hereof may declare the principal, accrued but unpaid interest, fees and all other amounts due hereunder to be immediately due and payable. In the Event of a Default due to a breach of any other covenant or term, the Payee or holder hereof may take action to accelerate this Note. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on this Note will become and be immediately due and payable without any declaration or other act on the part of the Payee or any holder hereof.

     4.3 NOTICE BY THE COMPANY. Upon the happening of any Event of Default specified in this Article 4, that is not cured within the respective periods prescribed above, the Company shall notify Payee or any holder hereof in writing within fifteen (15) days after the occurrence of any such Event of Default.

     4.4 NO WAIVER. Failure of the Payee or any holder hereof to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent Event of Default, or in the event of continuance of any existing Event of Default after demand or performance thereof.

     4.5 PURSUIT OF ANY REMEDY. The Payee or any holder hereof has the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Payee or any such holder hereof under this Note.

                                    ARTICLE 5

                                  MISCELLANEOUS

     5.1 AMENDMENTS. No amendment or waiver of any provision of this Note, nor consent to any departure by the Company herefrom, shall in any event be effective unless the same shall be in writing and signed by the Payee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     5.2 NOTICES. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied, or delivered, to the Company or Payee, as applicable, at their respective addresses specified on the signature pages hereof, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or telecopied with receipt confirmed, respectively.

     5.3 NO WAIVER; REMEDIES. No failure on the part of Payee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. All rights, powers and remedies of Payee in connection with this Note are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

     5.4 SEVERABILITY; HEADINGS. If any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provisions of this Note and the remaining provisions of this Note shall remain in full force and effect. Article and paragraph headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose or be given any substantive effect.

     5.5 BINDING EFFECT; TRANSFER. This Note shall be binding upon and inure to the benefit of the Company and Payee and their respective successors and assigns. Payee may not assign or otherwise transfer, or grant participations in, this Note or all or any portion of its rights hereunder or its interest herein to any person or entity without the prior written consent of the Company which consent shall not be unreasonably withheld. The Company may not assign or otherwise transfer its rights or obligations hereunder or any interest herein without the prior written consent of Payee. Any attempted assignment by the Company or Payee in contravention of this paragraph shall be null and void and of no force or effect.

     5.6 ENFORCEMENT. It is agreed that time is of the essence of this Note and upon an Event of Default of the terms of this Note the Company agrees to pay all costs of collection or enforcement, including a reasonable attorneys' fee and if there is a default in payment of any sum due hereunder, interest shall be due at a rate of ten percent (10%) per annum. If the Event of Default is the failure to pay the amount due and payable ("The Amount") as defined in section 4.1.1, the

Company agree to pay a late charge in the amount equal to ten percent (10%) of The Amount.

     5.7 GOVERNING LAW. This Note shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of California without regard to conflicts of laws principles. The venue of any legal proceeding taken in connection with this Note will be Santa Clara, California.

     5.8 INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or event which with notice or lapse of time or both would become an Event of Default if such action is taken or condition exists.

     5.9 INTERPRETATION. Payee hereby waives the benefit of any statute or rule of law or judicial decision which would otherwise require that the provisions of this Note be construed or interpreted more strongly against the party responsible for the drafting thereof.

     IN WITNESS WHEREOF, this Note has been issued on the date first written above.

                                        SABLE COMPUTER, INC.,
                                        a California corporation


                                        By:  /s/ Sean Canevaro
                                             -----------------------------------
                                             Sean Canevaro
                                        Its: Chief Executive Officer


Notice Address of the Company:

Sable Computer, Inc.
d/b/a KIS Computer Center
37420 Cedar Boulevard, Suite C
Newark, California 94560
Attn: Sean Canevaro

Notice Address of Payee:

Pacific Magtron International Corp.
1600 California Circle
Milpitas, CA 95035
Attn: Theodore S. Li